Exhibit 23.4

Independent Auditor’s Consent

We consent to the inclusion in this registration statement on Form S-1, as amended, of our report dated September 4, 2013, on our audit of the combined financial statements of Health Inventures, LLC. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Denver, Colorado

October 25, 2013